Exhibit 99.1

Contact:	Lorraine D. Miller, CFA
Senior Vice President – Investor Relations
478.722.6210

Security Bank Corporation Announces Third Quarter Dividend

MACON, GA – August 22, 2007

Security Bank Corporation, (NASDAQ: SBKC), announced today that its Board of Directors has declared a third quarter 2007 dividend, paying $0.0875 per share on September 28, 2007 to shareholders of record on September 14, 2007.

Security Bank Corporation is a multi-bank holding company based in Macon, Georgia with assets of approximately $2.7 billion and total shareholders’ equity of $313.9 million at June 30, 2007. Security Bank Corporation operates six community banks with banking offices located throughout middle Georgia, coastal Georgia and north metropolitan Atlanta. In addition, Security Bank Corporation operates an interim real estate development lender and mortgage subsidiary, Fairfield Financial Services, Inc., with offices throughout Georgia.